Exhibit 11

STERLING BANCORP AND SUBSIDIARIES Statement Re: Computation of Per Share Earnings

	Three Months Ended September 30,			Nine Months Ended September 30,

	2007	2006		2007	2006

Income from continuing operations, net of tax	$3,841,057	$5,021,566		$11,204,168	$16,888,749
(Loss)/Income from discontinued operations, net of tax	(774,315)	(9,453,414)		(795,034)	(10,014,979)

Net income available for common shareholders	$3,066,742	$(4,431,848)		$10,409,134	$6,873,770

Weighted average common shares outstanding	17,910,268	18,712,072		18,329,750	18,752,107
Add dilutive effect of:
Stock options	311,287	518,751		420,116	522,751

Adjusted for assumed diluted computation	18,221,555	19,230,823		18,749,866	19,274,858

Income from continuing operations, net of tax, per average common share:
Basic	$0.21	$0.27		$0.61	$0.90

Diluted	$0.21	$0.27		$0.60	$0.88

(Loss)/Income from discontinued operations, net of tax, per average common share:
Basic	($ 0.04)	($ 0.50)		($ 0.04)	($ 0.53)

Diluted	($ 0.04)	($ 0.50	)(1)	($ 0.04)	($ 0.52)

Net income/(loss) per average common share:
Basic	$0.17	($ 0.23)		$0.57	$0.37

Diluted	$0.17	($ 0.23	)(1)	$0.56	$0.36

(1)	Due to a loss for the period, zero incremental shares are included because the effect would be antidilutive.

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